                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                    NN, Inc.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ]  Check  box  if any part of the fee is offset as provided  by  Exchange  Act
     Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid  previously.  Identify the previous filing by  registration  statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:
         (2) Form, Schedule or Registration Statement No.:
         (3) Filing Party:
         (4) Date Filed:

April 15, 2003

Dear Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of NN, Inc., which will be held on May 15, 2003 at 10:00 a.m., local time, at the Charlotte
Renaissance Hotel, 2800 Coliseum Centre Drive, Charlotte, North Carolina, 28217.

The business to be conducted at the Annual Meeting is described in the attached
Notice of Meeting and Proxy Statement. You are urged to read the Proxy Statement carefully before completing the enclosed proxy card.

To assure your representation at the meeting, please mark, date and sign the proxy card and return it in the enclosed envelope at your earliest convenience, whether or not you plan to attend the meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire.

Sincerely,

/s/ Roderick R. Baty
Roderick R. Baty
Chairman

                                    NN, Inc.

                             2000 Waters Edge Drive

                             Johnson City, TN 37604

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of NN, Inc., a
Delaware corporation, will be held on May 15, 2003, at 10:00 a.m., local time, at the Charlotte Renaissance Hotel, 2800 Coliseum Centre Drive, Charlotte, North
Carolina, 28217, for the following purposes:

     (1)  To elect one Class I director, to serve for a term of three years;

     (2)  To consider and act upon a proposal that the shareholders ratify and approve non-employee director stock option grants;

     (3)  To consider and act upon a proposal that the shareholders approve an amendment to the Company's Stock Incentive Plan;

     (4)  To ratify the selection of KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2003; and

     (5)  To conduct such other business as properly may come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

Details regarding these matters are contained in the accompanying Proxy
Statement.

Holders of record of Common Stock at the close of business on March 28, 2003, are entitled to notice of and to vote at the Annual Meeting.

Please mark, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before the votes are cast at the
Annual Meeting in accordance with the instructions given in the accompanying
Proxy Statement.

By Order of the Board of Directors,

/s/ William C. Kelly, Jr.
William C. Kelly, Jr.
Secretary

Johnson City, Tennessee
April 15, 2003

                                    NN, INC.

                                 PROXY STATEMENT

                                       FOR

                       2003 ANNUAL MEETING OF SHAREHOLDERS

         Proxies are being solicited by the Board of Directors of NN, Inc. (the
"Company"), in connection with the annual meeting of shareholders to be held on
May 15, 2003 at the Charlotte Renaissance Hotel, 2800 Coliseum Centre Drive,
Charlotte, North Carolina, 28217 (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the foregoing Notice of
Annual Meeting of Shareholders (the "Notice"). Shareholders of record of the
Company's common stock, par value $.01 per share ("Common Stock"), as of the close of business on March 28, 2003, will be entitled to vote at the meeting. On
March 28, 2003 (the "Record Date"), 15,369,807 shares of Common Stock were issued and outstanding.

         The entire cost of this proxy solicitation is being paid by the
Company. In addition to solicitation by mail, officers and employees of the
Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage houses, banks, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for their expenses in so doing.

         The mailing address of the Company's executive office is 2000 Waters
Edge Drive, Johnson City, Tennessee 37604. This Proxy Statement and the form of proxy was mailed to shareholders on or about April 15, 2003.

Voting; Quorum; Proxies

         Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of shareholders at the Annual
Meeting. A quorum for the conduct of business is established when the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in the election of directors is present at the meeting or are represented by proxy. Representatives of the Company will serve as inspectors of election for the Annual Meeting.

         Shares represented by a properly executed proxy will be voted at the
Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted for each of the nominees for election to the Board of Directors named herein and for the proposal to ratify the selection of KPMG LLP to serve as the Company's independent auditor for 2003.

         The Board of Directors does not now intend to bring before the Annual
Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual
Meeting. Should any such matter requiring a vote of the shareholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

         A proxy may be revoked at any time before it is exercised by delivery to the Secretary of the Company of a written revocation or a subsequently dated proxy and will be deemed revoked if the shareholder votes in person at the
Annual Meeting.

Voting Rights and Outstanding Shares

Proposal I: Election of Directors Directors are elected by a plurality vote and the nominee who receives the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

Proposal II: Approval of Non-Employee Director Stock Option Grants To be
approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter.
Abstentions will have the effect of "no" votes on this matter. Broker non-votes will not affect the outcome of this proposal.

Proposal III: Approval of Amendment to NN, Inc. Stock Incentive Plan To be
approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter.
Abstentions will have the effect of "no" votes on this matter. Broker non-votes will not affect the outcome of this proposal.

Proposal IV: Ratification of Auditors To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions and broker non-votes will have the effect of "no" votes on this matter.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

         The following table shows, as of March 28, 2003, the beneficial ownership of Common Stock by each director, each executive officer named in the
Summary Compensation Table, and all directors and executive officers as a group, in each case as reported to the Company by such persons.

     Name and Address of                       Number of Shares                 Percentage
    Beneficial Owner (1)                     Beneficially Owned (2)        Beneficially Owned (2)
    --------------------                     ----------------------        ----------------------

Richard D. Ennen (3)                             2,844,668 (4)                    18.5%
Michael D. Huff (3)                                673,227 (5)                     4.4%
James L. Earsley                                   234,517 (6)                     1.5%
Roderick R. Baty                                   207,566 (7)                     *
Frank T. Gentry III                                 99,740 (8)                     *
Michael E. Werner                                   28,287 (9)                     *
G. Ronald Morris                                    28,000 (10)                    *
Steven T. Warshaw                                   25,000 (11)                    *
David L. Dyckman                                    69,794 (12)                    *
Robert R. Sams                                      45,752 (13)                    *
William C. Kelly, Jr.                               32,022 (14)                    *
All directors and executive officers as a group  4,288,573                        27.9%
_______________________________

*        Less than 1%

     (1)  The address of the beneficial owner is c/o NN, Inc., 2000 Waters Edge
          Drive, Johnson City, Tennessee 37604.

     (2)  Computed in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

     (3)  See Note 1 to "Security Ownership of Certain Beneficial Owners" below for a description of the shareholder group of which Messrs. Ennen and
          Huff are members.

     (4)  Includes 1,800,000 shares held by the Richard D. Ennen Charitable
          Remainder Unitrust of which Mr. Ennen is the trustee and 200,000 shares held by the Ennen Charitable trust of which Mr. Ennen is the trustee.

     (5)  Includes 23,000 shares of Common Stock subject to presently exercisable options and 225,000 shares of Common Stock registered in the name of Mr. Huff's wife.

     (6)  Includes 13,000 shares of Common Stock subject to presently exercisable options and 2,818 shares of Common Stock registered in the name of Mr. Earsley's son.

     (7)  Includes 205,171 shares of Common Stock subject to presently exercisable options.

     (8)  Includes 68,179 shares of Common Stock subject to presently exercisable options.

     (9)  Includes 23,000 shares of Common Stock that Mr. Werner subject to presently exercisable options and 5,287 shares of Common Stock reregistered in the name of Mr. Werner's wife.

     (10) Includes 23,000 shares of Common Stock subject to presently exercisable options

     (11) Includes 23,000 shares of Common Stock subject to presently exercisable options.

     (12) Includes 69,694 shares of Common Stock subject to presently exercisable options.

     (13) Includes 45,652 shares of Common Stock subject to presently exercisable options.

     (14) Includes 31,572 shares of Common Stock subject to presently exercisable options.

Security Ownership of Certain Beneficial Owners

         The following table sets forth the number of shares of the Company's
Common Stock beneficially owned by the only parties known to the Company's management to own more than 5% of the Company's Common Stock.

      Name and Address of                           Number of Shares                 Percentage
        Beneficial Owner                          Beneficially Owned             Beneficially Owned
        ----------------                          ------------------             ------------------

Shareholder Group disclosed in Schedule 13D,          4,374,302  (1)                  28.5%
dated December 14, 2001

DePrince, Race & Zollo, Inc                           4,167,950  (3)                  27.1%
201 S. Orange Avenue
Suite 850
Orlando, FL 32801

Wellington Management Company, LLP                    1,062,100  (2)(4)               6.9%
75 State Street
Boston, MA 02109

Royce & Associates, Inc.                                859,600  (5)                  5.6%
1414 Avenue of the Americas
New York, NY  10019

State Street Research and Management Company            804,800  (6)                  5.2%
One Financial Center, 30th Floor
Boston, MA 02111
______________________

     (1)  A group, consisting of the following individuals, filed a Schedule 13D with the Securities and Exchange Commission (the "SEC") on December
          14, 2001. Richard D. Ennen - 2,788,868 shares, Monica C. Ennen -
          133,000 shares, Leonard Bowman - 300,085 shares, Janet M. Huff -
          225,000 shares, Michael D. Huff - 425,227 shares, Gerald Bagierek -
          1,500 shares, Deborah E. Bagierek - 96,869 shares and Charles Edmisten
          - 403,753 shares.

     (2)  Includes 614,100 shares for which Wellington Management Company, LLP, an investment adviser, reports shared voting power with the beneficial owners of such shares and 1,062,100 shares for which Wellington
          Management Company, LLP reports shared dispositive power with the beneficial owners of such shares. Wellington Management Company, LLP, holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

     (3)  Amount based on Schedule 13G filed with the SEC on February 7, 2003.

     (4)  Amount based on Schedule 13G filed with the SEC on February 14, 2003.

     (5)  Amount based on Schedule 13G filed with the SEC on February 3, 2003.

     (6)  Amount based on Schedule 13G filed with the SEC on February 14, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the SEC initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports.

         Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 2002, the Company is not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the Common Stock.

                                   PROPOSAL I
                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal.

Nominees

         One Class I director will be elected to the Board of Directors at the
Annual Meeting. The Company has nominated for election Roderick R. Baty, a current director of the Company. The nominee has indicated a willingness to continue to serve as a director if elected, but if Mr. Baty should decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other person who may be nominated as a replacement by the Board of Directors.

         Richard D. Ennen has informed the Company that he does not wish to stand for re-election to the Board of Directors. As a result, the Governance
Committee of The Board of Directors is currently conducting a search for an independent outside Director. In the interim, the Board has elected to reduce the overall size of the Board from seven to six members.

                                   PROPOSAL II
     RATIFICATION AND APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

Background

         In 1998, 1999, 2000 and 2001, the Company's Board of Directors approved grants of certain nonqualified stock options to its members of the Board of
Directors that are not employees of the Company. The Company's Board of
Directors approved the grant of stock options on December 7, 1998, in the amount of 5,000 options to each of Messrs. Huff, Morris, Warshaw and Werner; on July 4,
1999, in the amount of 5,000 options to each of Messrs. Huff, Morris, Warshaw and Werner; on October 10, 2000, in the amount of 3,000 options to each of
Messrs. Earsley, Huff, Morris, Warshaw and Werner; and on September 17, 2001, in
the amount of 10,000 options to each of Messrs. Earsley, Huff, Morris, Warshaw and Werner (collectively, the "Options"). The exercise price of the Options equaled the closing price of NN's common stock on the respective dates of grant or the immediately preceding trading day on the Nasdaq Stock Market. The total number of Options that have been granted is 105,000.

         The Company believes that the Options are an important component of non-employee director compensation and have helped attract and retain qualified directors. The Company believes that the Options promote the interests of the
Company by aligning the interests of the non-employee directors with those of the Company's shareholders. This proposal will not increase the number of authorized shares currently approved in the Company's Stock Incentive Plan. Any grants to non-employee Directors would be made subject to the availability of shares under the existing plan.

         The Company is seeking shareholder ratification of such Option grants in order to comply with the Nasdaq Stock Market listing standards. If shareholder ratification of the options is not obtained, the Company will consider alternative compensation arrangements for its non-employee Directors.
If the amendment to the Company's Stock Incentive Plan (the "Plan") (as
described in Proposal III) is approved by the Company's shareholders, any future option grants to its non-employee directors will be made under the Plan.

Terms and Conditions of Options

         The Options each have a term of ten years from the date of grant. All of the Options are currently exercisable and none has been exercised. The
Options granted on December 7, 1998 vested in 1/3 increments over the three subsequent years, and became fully exercisable on December 7, 2001. The Options granted on July 4, 1999 vested and became fully exercisable on January 4, 2000.
The Options granted on October 10, 2000 and September 17, 1999 vested and became fully exercisable on the first anniversary of such Options.

         The Options may be exercised only by the respective grantees and may not be transferred by them in whole or in part, during their lifetime, and upon death, only by the grantee's designated beneficiary or, in the absence of such designation, by such person or persons who acquire such Options by bequest or inheritance.

         If any grantee's service as a director terminates for any reason other than Retirement (defined as termination of service after completion of three years service as a director), Disability (as defined in the Company's Stock
Incentive Plan) or death, such grantee's Options will continue to be exercisable for three months following termination of service. If any grantee's service as a director terminates because of Retirement or Disability, such grantee's Options shall continue to be exercisable for 12 months following termination of service.
If any grantee's service as director terminates because of death, or if the grantee dies within twelve months of termination of service due to Retirement or
Disability, such grantee's Options shall continue to be exercisable for 24 months following the grantee's death.

Tax Consequences of the Options

         The grantees of the Options did not recognize any taxable income upon the granting of the Options to them and the Company was not entitled to a tax deduction by reason of the grant of the Options. Upon the exercise of any
Option, the grantee will recognize ordinary taxable income equal to the excess of the then fair market value of the shares over the exercise price. The Company will be entitled to a tax deduction equal to the ordinary income recognized by the grantee. Upon disposition of the acquired shares, the difference between the sale prices and the grantee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

Required Vote

         Ratification and approval of the Options requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's Common
Stock present in person or represented by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF
THE NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS

                                  PROPOSAL III
                 AMENDMENT TO THE COMPANY'S STOCK INCENTIVE PLAN

Background

         The NN Inc. Stock Incentive Plan (the "Plan") was originally adopted
March 2, 1994 and amended effective November 28, 2000 and September 13, 2001.
The Company is seeking shareholder approval of an amendment to the Plan to permit members of the Board of Directors of the Company to be eligible to receive awards under the Plan.

         The Plan has a ten-year term expiring March 2, 2004. Under the current
Plan, the Company may grant incentive stock options, nonqualified stock options, stock appreciation rights, limited stock appreciation rights, restricted shares, and other stock-based awards (individually, an "Award") to officers and key employees of the Company. Currently, there are approximately 50 employees eligible to participate in the Plan. If the amendment is adopted, six non-employee directors will be eligible to participate in the Plan.

Reasons for the Amendment

          The Board of Directors has granted 105,000 stock options to its non-employee directors since 1998. These grants have not been made pursuant to any plan, but have been governed by the terms of individual agreements. The proposed amendment would permit the Company's non-employee directors to participate in the Plan on a prospective basis and it is intended that all future grants of stock options to non-employee directors will be made pursuant to the amended Plan. Shareholder approval of this amendment is required to comply with the listing standards of the Nasdaq Stock Market. This proposal will not increase the number of authorized shares currently approved in the Plan. Any grants to non-employee Directors would be made subject to the availability of shares under the existing Plan.

Administration of the Plan

         The Plan is administered by a Committee appointed by the Board of
Directors (the "Committee"). The Committee has the authority to interpret the
Plan, select the persons who will be granted Awards, determine the date of grant of each Award, the number, type, and terms and conditions of each Award. The
Committee has the authority to adopt rules and regulations relating to the Plan.
The Committee consists of two or more persons who satisfy the requirements for a
"non-employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended and/or the requirements for an "outside director" under Section
162(m) of the Internal Revenue Code (the "Code").

Shares Subject to the Plan

         As of April 15, 2003, there are 489,087 shares of Company common stock available for issuance under the Plan.

Stock Options

         No option granted under the Plan may have a term of greater than ten years from the date of grant and the option price per share may not be less than the fair market value of a share of the Company's Common Stock on the date of grant. If the grantee's service for the Company is terminated for any reason other than retirement, disability or death, options vested on the date of termination may only be exercised within three months of termination. A grantee whose service terminates because of retirement or disability has only 12 months from the date of termination to exercise his or her vested options. If the grantee's service for the Company is terminated because of death, or if the grantee dies after termination but while an option is exercisable, options held on the date of death are exercisable only within 24 months of the death. An option granted under the Plan may be either (i) an incentive stock option that complies with Section 422(b) of the Internal Revenue Code (an "Incentive Stock
Option") or (ii) a nonqualified stock option, which term encompasses any stock option that does not qualify as an Incentive Stock Option (a "Nonqualified Stock
Option").

Stock Appreciation Rights

         The Company may also award stock appreciation rights ("SARs") under the
Plan. An SAR may be issued in tandem with a stock option, or it may be issued independent of a stock option. An SAR entitles the holder to receive, upon exercise, cash in an amount equal to the difference between the market price of a share of Common Stock and the exercise price of the SAR. The Committee may impose a prohibition on the exercise of SARs for such periods as it may determine is in the best interest of the Company. The right of a grantee to exercise a tandem SAR shall be cancelled if the shares subject to the SAR are purchased upon the exercise of the related option. A grantee's rights upon termination of service with regard to SARs are the same as a grantee's rights with regard to stock options under the Plan.

Restricted Shares

         The Company may award restricted shares under the Plan. The Committee may determine the terms and conditions of each grant of restricted shares. To the extent required by law, the purchase price of a restricted share shall not be less than the par value per share of the Company's Common Stock on the date of grant. A grantee of a restricted share will have beneficial ownership of the shares, including the right to receive dividends and the right to vote.
Restricted shares may not be transferred until the restrictions imposed by the
Committee lapse or are removed. A grantee's rights to restricted shares terminate on his termination of employment with the Company, except as determined by the Committee.

Other Awards

         The Company may grant other awards that are based on or related to the
Company's Common Stock. Such awards may include phantom shares, performance units, or performance bonus awards.

Tax Consequences

         Nonqualified Stock Options. The granting of a Nonqualified Stock Option to an individual is not ordinarily a taxable event. Upon exercise of the option, the grantee will recognize ordinary taxable income equal to the excess of the then fair market value of the shares over the exercise price. The Company will be entitled to a tax deduction equal to the ordinary income recognized by the grantee. Upon disposition of the acquired shares, the difference between the sale price and the grantee's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at their disposition.

         Incentive Stock Options. Neither the granting of an Incentive Stock
Option nor its exercise are ordinarily a taxable event to the grantee. Instead, the grantee recognizes taxable income upon the sale of the acquired shares. The tax treatment to the grantee and the Company will depend primarily upon whether the grantee has met certain holding period requirements at the time he or she sells the shares. If a grantee exercises an Incentive Stock Option and does not dispose of the shares received within two years after the date such Option was granted or within one year after the transfer of the shares to him or her, any gain realized upon the disposition will be characterized as long-term capital gain. If the grantee disposes of the Incentive Stock Option shares either within two years after the date the option is granted or within one year after the exercise of the option and transfer of shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (1) the fair market value of the shares on the date of exercise minus the exercise price, or (2) the amount realized on the disposition minus the exercise price will be taxed as ordinary income to the grantee. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. Except in the case of the disqualifying disposition, there will be no federal income tax deductions allowed to the Company upon the grant, exercise or termination of an Incentive Stock Option.

Stock Appreciation Rights

         The recipient of an SAR will not recognize any taxable income at the time the SAR is granted. Instead, the appreciation inherent in the SAR will be taxable as ordinary compensation income at the time it is received by the participant. If the participant receives the appreciation inherent in the SAR in stock rather than cash, the participant will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the participant, if any, for the stock.

         With respect to SARs granted in tandem with stock options, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the participant will be the same as those relating to freestanding SARs. If the participant elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a Nonqualified Stock
Option (discussed above).

         In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of any SAR. However, upon the exercise of an SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the participant is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Shares

         The recipient of restricted shares will recognize ordinary compensation income at the time the award is received equal to the excess, if any, of the fair market value of the stock received over the amount paid by the participant in exchange for the stock. If, however, the stock is subject to a substantial risk of forfeiture at the time of grant, (e.g., if the participant is required to work for a period of time before the stock becomes freely transferable), the participant generally will not recognize income until the restrictions on such shares lapse, at which time, the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date such restrictions lapse over any amount paid by the recipient in exchange for the stock. Upon the disposition of the shares, the difference between the sale price and the recipient's basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the time of their disposition. In the year that the recipient of a restricted stock award recognizes ordinary taxable income in respect of such award, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize, provided that the deduction is not otherwise disallowed under the Code.

Estimated Benefits

         The number of awards that will be made to eligible participants pursuant to the Plan is within the discretion of the Committee and therefore is not currently determinable. To date, the following option awards have been made:
Roderick R. Baty, Chairman, Chief Executive Officer and President - 301,300
shares, David L. Dyckman, Chief Financial Officer and Vice President - 111,000
shares; Frank T. Gentry III, Vice President, Manufacturing - 113,900 shares;
Robert R. Sams, Vice President, Market Services - 70,600 shares; and William C.
Kelly, Jr., Chief Administrative Officer, Secretary and Treasurer - 51,850
shares. To date, option awards to all current executive officers totaled 648,650 shares, none of which have been exercised. Option awards were granted in 1994 and 1996 to James Mitchell, former President and Chief Operating Officer of the
Company totaling 553,635 shares of which 508,635 were exercised and 45,000 forfeited. To date, option awards to all current employees (excluding current executive officers) totaled 1,207,263 shares of which 134,476 have been exercised. No SARs or restricted shares have been granted under the Plan.

Required Vote

         Approval of the amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO
THE COMPANY'S STOCK INCENTIVE PLAN.

                                   PROPOSAL IV
                      RATIFICATION OF SELECTION OF AUDITORS

         The firm of KPMG LLP has been selected by the Audit Committee of the
Board of Directors as the Company's outside auditors for 2003. Although it is not required to do so, the Board has determined that it is desirable to seek shareholders' ratification of the selection of KPMG LLP. If the shareholders should not ratify the appointment of KPMG LLP, the Audit Committee will reconsider the appointment.

         A representative of KPMG LLP is expected to be present at the Annual
Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         Any shareholder proposal intended to be presented at next year's Annual
Meeting must be received by the Company at its executive offices not later than
December 15, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting. These proposals should be sent to
NN, Inc., Attention: Secretary, 2000 Waters Edge Drive, Johnson City, Tennessee
37604. Proposals of shareholder not intended for inclusion in the Company's 2004 proxy statement must be received by the Company in writing no later than
February 28, 2004 in order to preclude the Company's use of its discretionary proxy voting authority to vote on the proposal or nominee if shareholder is present at the 2003 annual meeting.

                         INFORMATION ABOUT THE DIRECTORS

         The following table sets forth the names of each current director
(including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director.

                            Director     Term
Name                  Age    Since     Expires   Positions with the Company
----                  ---    -----     -------   --------------------------

Roderick R. Baty      49      1995       2003    Chairman of the Board, Chief Executive Officer,
                                                 President and Director - nominee for re-election
Richard D. Ennen      75      1980       2003    Director
Michael D. Huff       55      1980       2004    Director
Michael E. Werner     58      1995       2004    Director
G. Ronald Morris      66      1994       2005    Director
Steven T. Warshaw     54      1997       2005    Director
James L. Earsley      57      1999       2005    Director

         Roderick R. Baty became President and Chief Executive Officer in July
1997 and was elected Chairman of the Board in September 2001. He joined the
Company in July 1995 as Vice President and Chief Financial Officer and was
elected to the Board of Directors to fill a vacant seat in August 1995. Prior to joining the Company, Mr. Baty served as President and Chief Operating Officer of
Hoover Precision Products from 1990 to January 1995, and as Vice President and
General Manager of Hoover Group from 1985 to 1990.

         Richard D. Ennen is the principal founder of the Company and has been a director of the Company since its formation in 1980. He served as Chairman of the Board of the Company from its inception until September 2001, Chief
Executive Officer of the Company from its inception until 1997, and as President of the Company from its inception until 1990. In recent years, Mr. Ennen has focused on the development and implementation of the Company's business strategy rather than the day-to-day operations of the Company. Prior to forming the
Company, Mr. Ennen held various management and executive positions with Hoover
Group, Inc. (formerly Hoover Universal, Inc.), a division of Tsubakimoto
Precision Products Co. Ltd, including Corporate Vice President and General
Manager of the ball and roller division. Mr. Ennen has over 40 years of experience in the anti-friction bearing industry. Mr. Ennen has decided not to stand for re-election to the Board of Directors.

          Michael D. Huff has served as a director of the Company since its formation in 1980. From 1980 until his retirement in January 1995, Mr. Huff served as the Chief Financial Officer, Treasurer and Secretary of the Company.
Before joining the Company, Mr. Huff served as a division controller of Hoover
Universal, Inc. from 1975 until 1980. Mr. Huff is a member of the American
Institute of Certified Public Accountants and the Tennessee Society of Certified
Public Accountants.

         Michael E. Werner is a management consultant with Werner Associates, a management consulting firm that Mr. Werner co-founded in 1982 specializing in manufacturing companies. During the five years prior to starting his business,
Mr. Werner served as Director of Strategic Planning and Business Development for
the Uniroyal Chemical Company. He also has held positions with the New York
Central Company, Western Electric Company and the Continental Group.

         G. Ronald Morris retired during 1999 from Western Industries, Inc., a contract manufacturer of metal and plastic products. Mr. Morris had served as
President, Chief Executive Officer and director of Western Industries, Inc.
since July 1991. From 1989 to 1991, Mr. Morris served as Chairman of the Board of Integrated Technologies, Inc., a manufacturer of computer software, and from
1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and
Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord
Corporation in 1988.

         Steven T. Warshaw became President and Chief Executive Officer in July
2002 of M Cubed Technologies, Inc. M Cubed Technologies, Inc. is a developer and manufacturer of advanced composite materials and ultra-precise electronic components and modules. Prior to this position he served as President of Hexcel
Schwebel, a global producer of advanced structural materials, from April 2000 to
November 2001. Mr. Warshaw served from February 1999 as Senior Vice President of
Photronics, Inc., a global supplier to the semiconductor industry. From 1996 to
1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Prior to his current position, Mr. Warshaw served in a variety of positions at Olin since 1974, including President of OCG
Microelectronic Materials and Vice President of Olin's Chemicals Division.

         James L. Earsley has spent his entire career with Industrial Molding
Corporation (IMC) and was Chairman of the Board at the time of the Company's acquisition of IMC on July 4, 1999.

Shareholders Agreement

         The persons who were shareholders of the Company at the time of its initial public offering are parties to an agreement which provides that, so long as the Ennen family which includes the immediate family members and ex-spouse of
Mr. Ennen, continues to hold at least 10% of the Common Stock, in the event that
Mr. Ennen for any reason ceases to serve as a director of the Company, such individuals will vote their shares of Common Stock in favor of a director nominee who is designated by the Ennen family. This agreement expires in
February 2004. To the Company's knowledge, as of March 28, 2003, members of the
Ennen family held, in the aggregate, approximately 20% of the outstanding shares of Common Stock, and the other parties to the Agreement held, in the aggregate, approximately 10% of the outstanding shares of Common Stock, for a combined total of 30%.

                                       10

Compensation of Directors

         Directors who are not employees of the Company are paid an annual retainer of $17,000 and a fee of $1,000 for each Board meeting attended, $750 for each committee meeting attended and $500 for each teleconference meeting attended. Directors who are employees of the Company do not receive any compensation for their service as directors. Directors may elect to defer some or all of the compensation they are provided by the Company. Additionally, the
Compensation Committee has from time to time granted options to the non-employee directors. See Proposal II for a description of such options. The Company also reimburses all directors for out-of-pocket expenses incurred in attending Board and Committee meetings.

Committees of the Board

          Audit Committee. The Audit Committee of the Board of Directors
consists of Michael D. Huff, Michael E. Werner, and Steven T. Warshaw. Among
other matters described in its charter, the Audit Committee is responsible for engaging the independent certified public accountants to conduct the annual audit of the books and accounts of the Company and for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's internal financial and accounting staff. The Audit Committee originally adopted a written charter in June 2000. In April 2003, the Audit Committee presented to the Board and the Board approved a revised charter for the Audit Committee. This revised charter is attached to the Proxy Statement as Annex A. The Audit
Committee met five times in 2002.

          Compensation Committee. The Compensation Committee of the Board
of Directors consists of G. Ronald Morris, Michael E. Werner, James L. Earsley
and Steven T. Warshaw. The Compensation Committee annually reviews and approves corporate goals and objectives relative to Chief Executive Officer evaluation, compensation and performance. Additionally, the Compensation Committee is responsible for reviewing and approving the Company's executive compensation policies and practices and supervising the administration of the Company's employee benefit plans, including the NN, Inc. Stock Incentive Plan. In April
2003, the Compensation Committee presented to the Board and the Board approved a written charter. The functions of the Compensation Committee are discussed in further detail in the section entitled "Report of the Compensation Committee"
herein. The Compensation Committee met two times in 2002.

          Governance Committee. The Governance Committee of the Board of
Directors was formed by the Board of Directors in the third quarter of 2002. The
Committee consists of Mr. Michael E. Werner, Mr. Steven T. Warshaw, James L.
Earsley and Mr. G. Ronald Morris. The Governance Committee is responsible for recommending nominees for election to the Board of Directors and appointment of
Directors to committees of the Board. Currently, the committee is developing a process whereby input by shareholders for recommending nominees will be considered. Additionally, the Governance Committee is responsible for overseeing the process of providing information to the Board, developing corporate governance principles applicable to the Company and oversight and annual evaluation of Board of Director members. In October 2002, the Governance
Committee adopted a statement of Principals of Corporate Governance. In April
2003, the Governance Committee presented to the Board and the Board approved a written charter. The Governance Committee met one time in 2002.

Attendance at Board and Committee Meetings

         The Board of Directors held six meetings in 2002. Each director of the
Company was present for all of the meetings of the Board of Directors and each
Committee on which such director served with the exception of one missed Board meeting by Richard D. Ennen.

                                       11

                             EXECUTIVE COMPENSATION

         The following table sets forth for the years ended December 31, 2000,
2001 and 2002, certain information concerning the compensation paid for services rendered in all capacities by the Company, to each individual who served as the
Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company whose annual salary and bonus in 2002 exceeded
$100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                               Compensation
                                                                                  Awards      All Other
                                                          Annual Compensation    Options/   Compensation
Name and Principal Position                    Year      Salary ($) Bonus ($)    SARs (#)      ($) (1)
---------------------------                    ----      --------------------    --------      -------

Roderick R. Baty                               2002      297,733    125,244             0        4,446(2)
Chairman/Chief Executive Officer/President     2001      284,000          0        75,000        3,821
                                               2000      248,312     80,000       141,300        1,023

Frank T. Gentry III                            2002      184,888     65,120             0        3,941(2)
Vice President - Manufacturing                 2001      179,000          0        40,550        3,632
                                               2000      152,252     38,000        57,450          770

David L. Dyckman                               2002      184,888     65,491             0        3,842(2)
Chief Financial Officer/Vice President         2001      179,000          0        40,050        3,539
                                               2000      161,202     38,000        32,950          633

Robert R. Sams                                 2002      158,317     54,912             0        3,360(2)
Vice President - Market Services               2001      154,000          0        21,600        3,205
                                               2000      136,200     29,000        32,400          640

William C. Kelly, Jr.                          2002      117,930     29,212             0        2,440(2)
Chief Administrative Officer                   2001      114,000          0        20,825        2,357
Secretary/Treasurer                            2000      102,153     21,000        19,800          584
----------------------------------------------------------------------------------------------------------

(1)      For all named executives amounts for 2002 include $4,000, $3,698,
         $3,697, $3,166 and $2,358 in Company matching contributions under a
         "401(k)" savings plan for Messrs. Baty, Gentry, Dyckman, Sams and
         Kelly, respectively. This plan is open to substantially all of the
         Company's employees and officers who have met certain service and age requirements.

(2)      Amounts reported for 2002 include $446, $243, $145, $194 and $82 in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Baty, Gentry, Dyckman, Sams and Kelly.

                                       12

Equity Compensation Plan Information

         The following table provides information about the company's shares of common stock that may be issued upon the exercise of options, warrants and rights under all of its existing equity compensation plans as of December 31,
2002.

                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted-average exercise      future issuance under
                                  issued upon exercise of       price of outstanding       equity compensation plans
                                   outstanding options,         options, warrants and        (excluding securities
        Plan Category              warrants and rights.                rights.              reflected in column (a)
------------------------------- ---------------------------- ---------------------------- ----------------------------
                                         1,212,802                     $7.33                      489,087
Equity compensation plans
approved by shareholders

Equity compensation plans not
approved by shareholders (1)               105,000                     $7.50                           --

Total                                    1,317,802                     $7.34                      489,087

(1) Represents options granted by the Board of Directors to its non-employee directors since 1998. These grants have not been made pursuant to any plan; but have been governed by the terms of individual agreements. The Company is seeking shareholder approval of an amendment to the Plan to permit members of the Board of Directors of the Company to be eligible to receive awards under the Plan.

         Certain option grants to non-employee directors have not been approved by the Company's shareholders. The Company is submitting these option awards for shareholder approval and ratification under Proposal II of this proxy statement.
Please refer to the description of such option awards beginning on page four.

                       AGGREGATED OPTION EXERCISES IN 2002
                           AND YEAR-END OPTION VALUES

         The following table sets forth certain information concerning stock option exercises during 2002 and option values at year-end, with respect to stock options granted to the executive officers named in the Summary
Compensation Table.

                                                                                 Value of Unexercised
                                                         Number of Unexercised   In-The-Money Options
                             Shares                       Options at Year-End      at Year-End ($)
                          Acquired on         Value           Exercisable/           Exercisable/
Name                      Exercise (#)     Realized ($)      Unexercisable         Unexercisable(1)
----                      ------------     ------------      -------------         ----------------

Roderick R. Baty               0                0            205,171/96,129       $616,124/$204,094
Frank T. Gentry III            0                0            68,179/45,722         $181,430/$95,592
David L. Dyckman               0                0            69,694/41,306         $208,633/$90,324
Robert T. Sams                 0                0            45,652/24,948         $132,414/$52,320
William C. Kelly, Jr.          0                0            31,572/20,279         $90,222/$41,535
_________________________

     (1)  On December 31, 2002, the market price of the Common Stock was $9.99 per share.

                                       13

Employment and Change of Control Agreements with Executive Officers

         Messrs. Baty, Gentry, Dyckman, Sams and Kelly have written employment agreements to serve in their respective positions until July 31, 2001, March 31,
2001, January 20, 2004, January 20, 2004 and January 20, 2004, respectively.
Each agreement extends automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate each executive's employment with or without cause, but if terminated without cause, he would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. Additionally, each executive officer has a written change of control agreement. These agreements state if an executive's employment is terminated within two years following a change of control as defined in the document that each executive will receive a lump sum payment of a multiple of his annual salary. The multiple for each of the executive officers is as follows: Mr. Baty - 2.5; Mr. Gentry - 2.0; Mr. Dyckman - 2.0; Mr. Sams - 2.0;
and Mr. Kelly 1.5. Additionally, certain benefits will continue to be paid by the Company to each executive officer for a period of time of 30 months, 24 months, 24 months, 24 months and 18 months for Messrs. Baty, Gentry, Dyckman,
Sams and Kelly, respectively. Each executive has also agreed to a non-competition agreement that ends two years after the conclusion of his employment with the Company.

                       BOARD OF DIRECTOR'S AUDIT COMMITTEE
                             REPORT TO SHAREHOLDERS

         In accordance with its written charter adopted by the Board of
Directors, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has responsibility for preparation of the Company's financial statements and the independent auditors have responsibility for the examination of those statements. Each of the members of the Audit Committee meets the independence requirements of the NASDAQ Stock Market.

         The Audit Committee has reviewed and discussed with the Company's management and KPMG LLP, the Company's independent auditor, the audited financial statements of the Company for 2002; has discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61; has received from the independent auditors the written disclosures and letter required by Independence Standards No. 1; and has discussed with the independent auditor the auditor's independence, including whether KPMG LLP's provision of non-audit services to the Company was compatible with maintaining KPMG LLP's independence. Based on the review and discussions described above, the Audit
Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and
Exchange Commission.

          The Audit Committee originally adopted a written charter in June 2000.
In April 2003, the Audit Committee presented to the Board and the Board approved a revised charter for the Audit Committee. A copy of this charter is attached to the Proxy Statement as Annex A.

                            Michael D. Huff
                            Michael E. Werner
                            Steven T. Warshaw

                        FEES PAID TO INDEPENDENT AUDITORS

Fees billed to the Company by KPMG LLP in fiscal year 2002 are summarized as follows:

          Audit Fees. Audit fees billed to the Company by KPMG LLP for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled
$421,712.

         Financial Information Systems Design and Implementation Fees. The
Company did not engage KPMG during fiscal year 2002 to provide services regarding financial information systems.

          All Other Fees. Audit related fees billed to the Company by
KPMG LLP during fiscal year 2002 were $105,490 related to SEC filings and related consents, and audits of employee benefit plans. Non-audit fees billed to the Company by KPMG LLP for other non-audit related work performed in 2002 equaled $352,293 which included billings for tax consulting. The Committee considers the scope of these services to be compatible with maintaining the independence of KPMG LLP.

                                       14

                      REPORT OF THE COMPENSATION COMMITTEE

          The Compensation Committee of the Board of Directors is responsible for the oversight of the Company's compensation policies. The membership of the
Compensation Committee during 2002 consisted of G. Ronald Morris, Michael E.
Werner, Steven T. Warshaw and James L. Earsley. The report of the Committee on executive officer compensation for 2002 is set forth below.

Compensation Principles

         The goal of the Company is to structure its compensation arrangements for executive officers in a manner that will promote the Company's profitability and enhance shareholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

     o    attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

     o    providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company's competitors;

     o    tying a significant portion of an executive officer's compensation to the Company's and the individual's performance; and

     o    directly aligning the interests of management with the interests of the shareholders through stock-based compensation arrangements.

         In 2002, the components of the Company's executive compensation arrangements consisted of salary, cash bonus and stock option award opportunities pursuant to the Stock Incentive Plan.

Executive Officer Compensation

         As a general matter, the Company believes the interests of the Company and its shareholders are best served by developing and maintaining compensation policies that are consistent and market competitive with peer group industrial companies. The Company therefore periodically conducts peer group benchmarking of public industrial companies and utilizes this information to aid in establishing a competitive compensation program for the company. The following criteria are utilized as a basis for this program: performance (revenue growth,
EPS growth, return on net assets, return on equity, and total shareholder return), executive pay, annual incentive/bonus, benefits, and stock incentive awards.

         The current executive compensation structure includes a formal salary grade structure that establishes five levels of executive compensation within the Company. Base salary ranges (low, mid and high) are established for each salary grade. In addition, a formal annual incentive bonus plan includes threshold, target, and maximum awards based upon pre-established financial performance criteria.

Salary

         The salary levels for the Company's executive officers and managers are reviewed and determined biannually. Adjustments to executive officer compensation in 2002 were evaluated based upon the individual's and Company's performance within the framework of the Company's formal compensation policies.

Annual Bonus

         Annual bonuses are based solely on a formalized plan. Bonus payments are contingent upon achieving pre-established net income goals for each operating business unit and the total company. The bonuses paid to named executive officers for 2002 are set forth in the Summary Compensation Table.

                                       15

Stock Incentive Plan

         Prior to its initial public offering in 1994, the Company adopted the
Stock Incentive Plan under which 1,125,000 shares of the Company's common stock have been reserved for issuance to executive officers and other key employees, as determined by the Compensation Committee. The Stock Incentive Plan has been amended over time to increase the number of shares available for issuance pursuant to awards made under the plan to 2,450,000.

         Stock option grants to the Company's executive officers and managers are generally reviewed and determined biannually by the Compensation Committee.
With respect to options awarded, the committee utilizes a structure based upon the following: recommendations from the independent compensation review, Mr.
Baty's recommendations (other than himself), and rewards to such officers and other key employees for superior performance and to provide financial incentives for such officers and employees to continue to perform in a superior manner. The
Company awarded 37,000 options to key employees during 2002. No options were awarded to executive officers during 2002.

Compensation of the Chief Executive Officer

          The Company's decisions regarding compensation of its Chief Executive
Officer are guided by the same policies and considerations that govern compensation of the Company's other executive officers. Mr. Baty's salary was set at a level that the Committee determined was appropriate on the basis of the following factors: 1) The Company's overall performance. 2) Mr. Baty's individual performance. 3) The competitiveness of Mr. Baty's salary in comparison to similar industrial companies.

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted by the Company with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 2002 will exceed the limit imposed by Section 162(m).

                            G. Ronald Morris
                            Michael E. Werner
                            Steven T. Warshaw
                            James L Earsley

                                       16

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return on the Company's Common Stock (consisting of stock price performance and reinvested dividends) from December 31, 1997 with the cumulative total return (assuming reinvestment of all dividends) of (i) the Value Line Machinery Industry Stock
Index and (ii) the Standard & Poor's 500 Stock Index, for the period December
31, 1997 through December 31, 2002. The Value Line Machinery Industry Index is
an industry index comprised of 49 companies engaged in manufacturing of machinery and machine parts, a list of which is available from the Company. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on December 31, 1997. There can be no assurances that the performance of the Common Stock will continue in the future with the same or similar trend depicted on the graph.

                                                         Cumulative Total Shareholder Return
                        Dec. 31, 1997  Dec. 31, 1998   Dec. 31, 1999   Dec. 31, 2000    Dec. 31, 2001   Dec. 31, 2002
                        -------------  -------------   -------------   -------------    -------------   -------------

NN, Inc.                   100.00           68.52          90.23           124.25          155.18          143.60
Standard and Poors 500     100.00          126.71         151.56           136.20          118.43           90.76
Machinery                  100.00           85.43         116.35           119.73          147.83          147.97

                                       17

                                  ANNUAL REPORT

         The Company's 2002 Annual Report to Shareholders, which includes its
Annual Report on Form 10-K for the year ended December 31, 2002, is being mailed together with this Proxy Statement.

                                           By Order of the Board of Directors,

                                           /s/ William C. Kelly, Jr.

                                           William C. Kelly, Jr.
                                           Secretary

SHAREHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND
RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND
YOUR COOPERATION WILL BE APPRECIATED.

                                                                         Annex A

                                    NN, INC.
                               AUDIT COMMITTEE OF
                             THE BOARD OF DIRECTORS

                                     CHARTER

I. PURPOSE

     The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Corporation, and the quality and integrity of the financial reports of the Corporation. The Audit Committee's primary duties and responsibilities are to:

     o    Oversee that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Corporation.

     o    Oversee that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Corporation.

     o    Oversee that management has established and maintained processes to assure compliance by the Corporation with all applicable laws, regulations and corporate policy.

     The Audit Committee will fulfill these responsibilities primarily by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors as defined under any applicable rules of the Nasdaq Stock Market and the
     Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder (the
     "Act"). All members of the Audit Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit
     Committee.

     All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices (including the Company's balance sheet, income statement and cash flow statement). In the determination of the Board, at least one member shall meet the definition of "audit committee financial expert" as set forth in the Act and this person will be the chairman of the Audit Committee. Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and

     qualified. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

III. MEETINGS

     The Audit Committee shall meet at least five times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management and the independent accountants separately to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or at least its
     Chairperson should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section
     IV.4 below.

IV. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

     Documents/Reports Review

     1.   Review and reassess, at least annually, the adequacy of this Charter.
          Make recommendations to the Board, as conditions dictate, to update this Charter.

     2.   Review with management and the independent auditors the Corporation's annual financial statements, including a discussion with the independent auditors of significant issues regarding accounting principles, practices and judgments and any matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61") as
          amended. Review all reports required to be delivered by the independent auditors under the Act.

     3.   Review with management and the independent auditors the 10-Q prior to its filing or prior to the release of earnings, including a discussion with the independent accountants of the matters to be discussed by SAS
          No. 61, as amended and Statement of Auditing Standards No. 71.("SAS
          No. 71"). The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

     4.   Once per year there will be an evaluation of Audit Committee performance conducted by the Board of Directors.

     Independent Accountants

     5.   Review the performance of the independent auditors and make all decisions regarding the appointment or termination of the independent auditors. The Audit Committee has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The independent auditors are ultimately accountable to the Audit Committee for their audit of the financial

                                       2

          statements of the Corporation. On an annual basis, the Audit Committee should review and discuss with the independent auditors all significant relationships with the Corporation to determine the auditor's independence.

     6.   The Audit Committee has the sole authority to approve all audit engagement fees and terms.

     7.   Oversee independence of the accountants by:

          -    receiving from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the Corporation consistent with
               Independence Standards Board Standard 1 ("ISB No. 1");

          -    reviewing, and actively discussing with the Board, if necessary, and the independent auditors, on a periodic basis, any disclosed relationships or services between the independent auditors and the Corporation or any other disclosed relationships or services that may impact the objectivity and independence of the
               independent auditors;

          -    recommending, if necessary, that the Board take certain actions to satisfy itself of the auditor's independence; and

          -    confirming that the independent auditors' are independent
               pursuant to Rule 2-01 of Regulation S-X and any requirements of the Act.

     8.   Based on the review and discussions referred to in section IV.2 and
          IV.5, the Audit Committee shall determine whether to recommend to the
          Board that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

     9.   Consider whether the engagement of the independent auditors for non-audit services is compatible with maintaining the independent auditor's independence and review the fees for such services. If appropriate, approve in advance such engagement and the payment of such fees. Such services will only be those permissible by the Act and any Nasdaq Stock Market requirements.

     Financial Reporting Process

     10.  In conjunction with the independent auditors and the internal auditors, review the integrity of the Corporation's financial reporting processes, both internal and external.

     11.  Consider and approve, if appropriate, major changes to the
          Corporation's accounting principles and practices proposed by management. Discuss with the independent auditors any significant changes in auditing standards or their audit scope.

                                       3

     12.  Establish regular systems of reporting to the Audit Committee by each of management and the independent auditors regarding any significant judgments made in management's preparation of the financial statements and any significant difficulties encountered during the course of the review or audit, including any restrictions on the scope of the work or access to required information. Discuss policies with respect to risk assessment and risk management.

     13.  Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

     Legal Compliance/General

     14.  Review with the Corporation's counsel, any legal matter that could have a significant impact on the Corporation's financial statements.
          As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

     15.  Report through its Chairperson to the Board following meetings of the
          Audit Committee.

     16.  Maintain minutes or other records of meetings and activities of the
          Audit Committee.

     17.  Establish confidential, anonymous procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

     18.  Approve the report of the Audit Committee required by the rules of the
          SEC to be included in the Corporation's annual proxy statement.

     19.  Review and approve all related party transactions.

While the Audit Committee has the responsibilities and powers set forth in this
Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

                                       4

                          APPENDIX TO PROXY STATEMENT

                                 AMENDMENT NO. 3
                                       TO
                                    NN, INC.
                              STOCK INCENTIVE PLAN

         As adopted by the Board of Directors on March 6, 2003, and subject to approval by the stockholders of the Company as required in Section 23 of the
Stock Incentive Plan, the NN, Inc. Stock Incentive Plan is hereby amended as follows:

         Article 1 of the Plan is amended and restated in its entirety as follows:

          "1.  PURPOSE

               The NN, Inc. Stock Incentive Plan (the "Plan") is designed to enable directors, officers and key employees of NN, Inc. (the
               "Company") to acquire or increase a proprietary interest in the
               Company, and thus to share in the future success of the Company's business. Accordingly, the Plan is intended as a means of
               attracting and retaining directors, officers and key employees of outstanding ability and or increasing the identity of interests between them and the Company's shareholders, by providing an incentive to perform in a superior manner and rewarding such performance. Because the individuals eligible to receive Awards under the Plan will be those who are in positions to make
               important and direct contributions to the success of the Company, the directors believe that the grant of Awards will advance the interests of the Company and the shareholders."

         Article 5(c) of the Plan is amended and restated in its entirety as follows:

          "(c) The powers of the Committee shall include plenary authority to interpret the Plan. Subject to the provisions of the Plan, the
               Committee shall have the authority, in its sole discretion, from time to time: (1) to select the directors, officers and key employees to whom Awards shall be granted; (2) to determine the date on which each Award shall be granted; (3) to prescribe the number of Shares subject to each Award; (4) to determine the type of each Award; (5) to determine the term of each Award; (6) to determine the periods during which Awards may be exercised and the restrictions and limitations upon exercise of Awards or the receipt of Shares, other property or cash thereunder; (7) to prescribe any performance criteria pursuant to which Awards may be granted or may become exercisable or payable; (8) to prescribe any limitations, restrictions or conditions on any Award; (9) to prescribe the provisions of each Agreement, which shall not be inconsistent with the terms of the Plan; (10) to adopt, amend and rescind rules and regulations relating to the Plan; and (11) to make all other determinations and take all other actions that are necessary or advisable for the implementation and administration of the Plan."

         Article 6(a) of the Plan is amended and restated in its entirety as follows:

          "(a) Awards may be granted under the Plan to directors, officers and key employees of the Company or any Subsidiary. All
               determinations by the Committee as to the individuals to whom
               Awards shall be granted hereunder shall be conclusive."

         Article 6(b) of the Plan is deleted in its entirety.

         Except as expressly amended by the Board of Directors, subject to approval by the stockholders, the NN, Inc. Stock Incentive Plan is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, NN, Inc., acting by and through its officer hereunto duly authorized has executed this Amendment as of the 6th day of
March, 2003.

                                   NN, INC.

                                   By:  /s/ William C. Kelly, Jr.
                                      ------------------------------------------
                                        Name:    William C. Kelly, Jr.
                                        Title:   Secretary/Treasurer and Chief
                                                 Administrative Officer

                                    NN, Inc.
                             2000 Waters Edge Drive
                             Johnson City, TN 37604

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE
HELD ON MAY 15, 2003, AT THE CHARLOTTE RENAISSANCE HOTEL, 2800 COLISEUM CENTRE
DRIVE, CHARLOTTE, NORTH CAROLINA, 28217.

The undersigned stockholder hereby appoints David L. Dyckman and William C.
Kelly, Jr. and each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may property come before the Annual Meeting and all adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE DIRECTOR
NOMINEE, FOR THE RATIFICATION AND APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK OPTION
GRANTS, FOR THE AMENDMENT TO THE COMPANY'S STOCK INCENTIVE PLAN AND FOR THE
RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEE, FOR THE
RATIFICATION AND APPROVAL OF NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS, FOR THE
AMENDMENT TO THE COMPANY'S STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE
SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS.

Please mark your votes as indicated in the example |X|

1.       Election of Director.

         Nominee:  Roderick R. Baty.  For, except vote withheld from the following nominee.

                  [X] For                                              [X] Withheld

2.       To ratify and approve non-employee director stock option grants.

                  [X] For                   [X] Against                [X] Abstain

3.       To approve the amendment to the Company's Stock Incentive Plan to include non-employee directors.

                  [X] For                   [X] Against                [X] Abstain

4.       For ratification of the selection of KPMG LLP as independent auditors.

                  [X] For                   [X] Against                [X] Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HERIN
BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
VOTED FOR THE DIRECTOR NOMINEE, FOR THE RATIFICATION AND APPROVAL OF
NON-EMPLOYEE DIRECTOR STOCK OPTION GRANTS, FOR THE AMENDMENT TO THE COMPANY'S
STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS
INDEPENDENT AUDITORS.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

Note: Please sign exactly as name appears heron. Joint owners should each sign.
When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                        SIGNATURE (S)___________________________

                                        DATE:___________________________________